Exhibit 10.12

FIRST AMENDMENT

(5980 Horton Street, Emeryville, California)

This First Amendment (this “Amendment”), dated as of November 29, 2021, is entered into by and between EMERY STATION OFFICE II, LLC, a California limited liability company (“Landlord”), and KYVERNA THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

Recitals

A. Landlord and Tenant entered into that certain Office/Laboratory Lease dated July 21, 2020 (the “Lease”), whereby Tenant leases certain space on the 5th floor within the building located at 5980 Horton Street, Emeryville, California (the “Building”), which space consists of approximately 20,761 square feet of Rentable Area, including Suite 550, consisting of approximately 17,628 square feet of Rentable Area (“Suite 550”), and the Fifth Floor Southwest Premises, consisting of approximately 3,133 square feet of Rentable Area (the “Fifth Floor Southwest Premises”), the Projected Commencement Date for which Fifth Floor Southwest Premises is January 1, 2022, pursuant to Section 1.1(6)(b) of the Lease (collectively, the “Original Premises”).

B. Landlord and Tenant have agreed that the Fifth Floor Southwest Premises shall be delivered to Tenant in two phases, with the first portion, agreed to contain approximately 2,571 square feet of Rentable Area (“Suite 560 Lab”), to be delivered as presently set forth in the Lease, and the remaining portion, agreed to contain approximately 562 square feet of Rentable Area (the “Suite 560 Equipment Rooms”), to be delivered after the Projected Fifth Floor Southwest Premises Commencement Date. The Fifth Floor Combined Southwest Premises are as shown on Exhibit A hereto.

C. Tenant has requested that additional space agreed to contain approximately 12,603 square feet of Rentable Area, consisting of approximately 6,941 square feet of Rentable Area described as Suite No. 500 (“Suite 500”), approximately 1,504 square feet of Rentable Area described as Suite No. 500 IT (“Suite 500 IT”), and approximately 4,158 square feet of Rentable Area described as Suite No. 515/525 (“Suite 515/525”), all on the 5th floor of the Building, as shown on Exhibit B hereto (collectively, the “Expansion Space”), be added to the Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

D. The current Term of the Lease expires as of October 31, 2025 (the “Prior Expiration Date”), and the parties now desire to extend the Term of the Lease, on the following terms and conditions.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:

Agreement

1. Definitions; Recitals. Unless otherwise specified herein, all capitalized terms used in this Amendment are used as defined in the Lease. The parties acknowledge the truthfulness of the foregoing Recitals, which are hereby incorporated into this Amendment:

2. Inconsistencies. To the extent that there are any inconsistencies between the terms of the Lease and this Amendment, the terms of this Amendment shall control.

3. Expansion.

(a) Suite 500 Lab and Suite 560 Equipment Rooms. Tenant understands and acknowledges that the Fifth Floor Southwest Premises, Suite 500, Suite 500 IT and Suite 515/525 are all presently leased by Landlord to third-party tenant Zymergen Inc., a Delaware corporation (“Zymergen”). Simultaneously with the execution of this First Amendment, Landlord will enter into a lease amendment with Zymergen that establishes lease termination dates for specific spaces as follows:

•	For Suite 500 and Suite 560 Lab: December 31, 2021.

•	For Suite 500 IT, Suite 560 Equipment Rooms and Suite 515/525: on or before September 30, 2022.

Tenant understand and acknowledges that the westernmost of the Suite 560 Equipment Rooms holds certain compressed air and other equipment that serves certain lab area on the 5th floor, and that Zymergen and Landlord may elect to terminate the Zymergen lease as it pertains to said space earlier than noted above to allow Landlord to assume duties of operation, repair and maintenance of such equipment in the room in advance of delivering possession of the westernmost Equipment Room along with the other Equipment Room to Kyverna as contemplated herein. Tenant hereby agrees to provide either Zymergen or Landlord reasonable access to this westernmost Suite 560 Equipment Room to allow reasonable maintenance and repair of the equipment housed therein.

(b) Promptly following Landlord’s recovery of possession of Suite 500 and of Suite 560 Lab from Zymergen, Landlord shall deliver possession of Suite 500 and Suite 560 Lab to Tenant, in the condition required under the Lease, the date of Landlord’s delivery being referred to herein as the “Suite 500/Suite 560 Lab Effective Date”. Effective Upon the Suite 500/Suite 560 Effective Date, the Premises, as defined in the Lease, is increased from approximately 17,628 square feet of Rentable Area (i.e., Suite 550) on the 5th floor to approximately 27,140 square feet of Rentable Area on the 5th floor by the addition of Suite 500 and Suite 560 Lab, and from and after the Suite 500/Suite 560 Lab Effective Date, Suites 500, 550 and 560 Lab, collectively, shall be deemed the Premises, as defined in the Lease. The Term for Suite 500 and for Suite 560 Lab shall commence on the Suite 500/Suite 560 Lab Effective Date and end on the Extended Termination Date (as hereinafter defined). Suite 500 and Suite 560 Lab are subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to Suite 500 or Suite 560 Lab.

(c) Suite 500 IT, Suites 515/525 and Suite 560 Equipment Rooms. Promptly following Landlord’s recovery of possession of Suite 500 IT, of Suite 515/525 and of Suite 560 Equipment Rooms from Zymergen, but in no event earlier than May 31, 2022 unless Tenant has approved such an earlier date in writing, Landlord shall deliver possession of Suite 500IT, of Suite 515/525 and of Suite 560 Equipment Rooms to Tenant, in the condition required under the Lease, such date being referred to as the “Suite 500 IT/Suite 515/525/Suite 560 Equipment Rooms Effective Date”. Upon the Suite 500 IT/Suite 515/525/Suite 560 Equipment Rooms Effective Date, the Premises, as defined in the Lease, is increased from approximately 27, 140 square feet of Rentable Area (i.e., Suite 500, Suite 550 and Suite 560 Lab) on the 5th floor to approximately 33,364 square feet of Rentable Area on the 5th floor by the addition of Suite 500 IT, Suites 515/525 and the Suite 560 Equipment Rooms, and from and after the Suite 500 IT/Suite 515/525/Suite 560 Equipment Rooms Effective Date, Suites 500, 500 IT, 515/525, 550, and the Fifth Floor Combined Southwest Premises, collectively, shall be deemed the Premises, as defined in the Lease. The Term for Suite 500 IT, Suite 515/525 and the Suite 560 Equipment Rooms shall commence on the Suite 500 IT/Suite/515/525/Suite 560 Equipment Rooms Effective Date and end on the Extended Termination Date. Suite 500 IT, Suite 515/525 and the Suite 560 Equipment Rooms are subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to Suite 500 IT, Suites 515/525 and Suite 560 Equipment Rooms.

(d) On condition of Landlord using its best efforts to remove the existing tenant and get the space ready for delivery, the Effective Dates set forth above shall be delayed to the extent that Landlord fails to deliver possession of any portion of the Fifth Floor Combined Southwest Premises or Expansion Space, including but not limited to, holding over by Zymergen. Any such delay in any of such Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom except Tenant shall receive one free day of rent for the delayed space for every day of delayed delivery more than thirty (30) days following the respective Zymergen lease expiry dates (for clarity, the first thirty (30) days after the stated Zymergen expiry dates above have no such free rent penalty). If any of the Effective Dates are delayed, the Extended Termination Date shall not be similarly extended.

(e) At Landlord’s option, promptly after the determination of the various Effective Dates, Landlord and Tenant shall execute and deliver commencement letters in the form attached hereto as Exhibit C (collectively, the “Effective Date Letters”). Tenant’s failure to execute and return any of the Effective Date Letters, or to provide written objection to the statements contained in any of the Effective Date Letters, within thirty (30) days after the date such Effective Date Letter is delivered to Tenant, if at all, shall be deemed an approval by Tenant of the statements contained therein.

4. Extension. The Term of the Lease is hereby extended for a period of 15 months and shall expire on January 31, 2027 (the “Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Expiration Date (the “Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”.

5. Monthly Base Rent.

(a) Original Premises: Up to and Through Prior Termination Date. Tenant shall continue to pay the Monthly Base Rent with respect to the Original Premises (namely, Suite 500, Suite 560 Lab and Suite 560 Equipment Rooms) in accordance with Section 1.1(8) of the Lease, from the respective Effective Dates through and including the Prior Termination Date. Tenant also shall continue to pay additional Rent and all other charges with respect to the Original Premises pursuant to the terms of the Lease through and including the Prior Termination Date.

(b) Original Premises: From Respective Extension Dates Through Extended Termination Date. As of the respective Extension Date, Tenant shall pay Monthly Base Rent with respect to the Original Premises (namely, Suite 550, Suite 560 Lab and Suite 560 Equipment Rooms) in accordance with the Annual Base Rent Rate per Square Foot set forth in Section 5(c) below. All such Monthly Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

(c) Expansion Space: From Suite 500/Suite 560 Lab Effective Date Through Extended Termination Date. As of the Suite 500/Suite 560 Lab Effective Date, Tenant shall pay Monthly Base Rent payable with respect to each portion of the Expansion Space (namely Suite 500, Suite 500 IT and Suite 515/525), effective as of the Effective Date for each such portion, in accordance with and at the rates set forth in the following schedule.

Period Following Suite 500 Expansion Effective Date	Annual Base Rent Rate per Square Foot
Suite 500 Expansion Effective Date – 4th month thereafter*	$0.00
Months 05 - 12	$6.00
Months 13 - 24	$6.21
Months 25 - 36	$6.43
Months 37 - 48	$6.66
Months 49 - 60	$6.89
Months 61 - Extended Termination Date	$7.13

*

Based upon the date that is four (4) months after the Suite 500 Expansion Effective Date and the respective Suite 500 IT and Suites 515/525 Effective Dates, with the Monthly Base Rent for any partial month payable as of the Suite 500/Suite 560 Lab Effective Date.

All such Monthly Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

6. Additional Security Deposit. Upon Tenant’s execution hereof, Tenant shall pay Landlord the sum of $207,949.50, which is added to and becomes part of the Security Deposit, if any, held by Landlord as provided under Article 5 of the Lease as security for payment of Rent and the performance of the other terms and conditions of the Lease by Tenant. Accordingly, simultaneous with the execution hereof, the Security Deposit is increased from $342,556.50 to $550,506.00.

7. Improvements to Original Premises, Fifth Floor Combined Southwest Premises and Expansion Space.

(a) Condition of Fifth Floor Combined Southwest Premises and Expansion Space. Tenant has inspected the Fifth Floor Combined Southwest Premises and Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

(b) Responsibility for Improvements to Original Premises, Fifth Floor Combined Southwest Premises and Expansion Space. Tenant may perform improvements to the Original Premises, Fifth Floor Combined Southwest Premises and Expansion Space in accordance with Section 9.1 of the Lease. Provided that Tenant is not in breach of any of its obligations under the Lease, and subject to the provisions of this Section 7(b), Tenant shall be entitled to a sum of One Hundred Sixty-six Thousand and 00/l00ths Dollars ($166,000.00) (the “Expansion Space Allowance”), to be used to reimburse Tenant for the Expansion Space Improvement Costs. As used herein the term “Expansion Space Improvement Costs” shall mean payments to contractors, subcontractors, architects, engineers and material suppliers for labor and materials with respect to improvements made to the Expansion Space or any other portion of the Original Premises or Fifth Floor Combined Southwest Premises. The Expansion Space Allowance shall be paid to Tenant, in a single-lump sum, following the date that Tenant has satisfied all of the following conditions: (i) Tenant has delivered to Landlord reasonable evidence of the amounts so incurred and paid by Tenant in connection with the improvements to the Expansion Space or any other portion of the Original Premises or Fifth Floor Combined Southwest Premises; (ii) Tenant shall have provided Landlord the lien waivers and releases from all parties providing labor or materials to the Expansion Space or any other portion of the Original Premises or Fifth Floor Combined Southwest Premises, and other reasonable proof of lien-free completion of such improvements, all in a form reasonably satisfactory to Landlord; and (iii) Tenant’s work shall have been completed in compliance with the requirements imposed on Alterations pursuant to Section 9.1 of the Lease, as modified by this Amendment. Any portion of the Expansion Space Allowance which exceeds the Expansion Space Improvement Costs, or for which Tenant does not submit a request for application or disbursement in accordance with the provisions contained in this Section 7(b) by June 30, 2023 as may be extended day for day in any delay in delivery of the subject space to Tenant, shall be forfeited and shall accrue for the sole benefit of Landlord.

8. Early Access to Fifth Floor Combined Southwest Premises or Expansion Space. During any period that Tenant shall be permitted to enter any portion of the Fifth Floor Combined Southwest Premises or Expansion Space prior to the applicable Expansion Effective Date (e.g., to perform alterations or improvements), Tenant shall comply with all terms and provisions of the Lease, except those provisions requiring payment of Monthly Base Rent or additional Rent as to the applicable portion of the Fifth Floor Combined Southwest Premises or Expansion Space. If Tenant takes possession of any portion of the Fifth Floor Combined Southwest Premises or Expansion Space prior to the applicable Expansion Effective Date for any reason whatsoever (other than the performance of work in such portion with Landlord’s prior approval), such possession shall be subject to all the terms and conditions of the Lease and this Amendment, and Tenant shall pay Monthly Base Rent or additional Rent as applicable to such portion to Landlord on a per diem basis for each day of occupancy prior to the Expansion Effective Date.

9. Right of First Offer. Tenant acknowledges and agrees that as of the Suite 500 IT and Suites 515/525 Expansion Effective Date, the Right of First Offer, as set forth in Section 2.1(b) of the Lease, is of no further force or effect, and all portions of the 5th floor of the Building that are considered “Common Area” as of the date of this Amendment shall be considered “Premises” under the Lease as of such Expansion Effective Date.

10. Inspection by a CASp in Accordance with Civil Code Section 1938. Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that as of the Effective Date, the Premises have not undergone inspection by a “Certified Access Specialist” (“CASp”) to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53. Landlord hereby discloses pursuant to California Civil Code Section 1938 as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Landlord and Tenant hereby acknowledge and agree that in the event that Tenant elects to perform a CASp inspection of the Premises hereunder (the “Inspection”), such Inspection shall be (a) performed at Tenant’s sole cost and expense, (b) limited to the Premises and (c) performed by a CASp who has been approved or designated by Landlord prior to the Inspection, Any Inspection must be performed in a manner which minimizes the disruption of business activities in the Building, and at a time reasonably approved by Landlord. Landlord reserves the right to be present during the Inspection. Tenant agrees to: (i) promptly provide to Landlord a copy of the report or certification prepared by the CASp inspector upon request (the “Report”), (ii) keep the information contained in the Report confidential, except to the extent required by Laws, or to the extent disclosure is needed in order to complete any necessary modifications or improvements required to comply with all applicable accessibility standards under state or federal law, as well as any other repairs, upgrades, improvements, modifications or alterations required by the Report or that may be otherwise required to comply with applicable Laws or accessibility requirements (the “Access Improvements”). Tenant shall be solely responsible for the cost of Access Improvements to the Premises or the Building necessary to correct any such violations of construction-related accessibility standards identified by such Inspection as required by Regulation, which Access Improvements may, at Landlord’s option, be performed in whole or in part by Landlord at Tenant’s expense, payable as additional rent within ten (10) days following Landlord’s demand. The terms and conditions of this Section 11 shall apply only in the event Tenant conducts an Inspection; otherwise, the terms and conditions of the Lease, as amended, shall govern with respect to each of Landlord’s and Tenant’s liability for compliance with applicable Laws.

11. OFAC Representations. Tenant represents and warrants to Landlord that (a) each individual executing this Amendment on behalf of Tenant is authorized to do so on behalf of Tenant and that Tenant is not, and the entities or individuals constituting; Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, (i) in violation of any laws relating to terrorism or money laundering, or (ii) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list, and (b) Tenant shall not engage in any actions in violation of any such laws or associate with such individuals or entities during the Term of the Lease. Tenant hereby agrees to defend, indemnify and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing representation and warranty.

12. Lease Status. As a material inducement to Landlord to enter into this Amendment, Tenant warrants, represents and certifies to Landlord that: (a) to the best of Tenant’s actual knowledge, Landlord is not in breach or default under the Lease, nor has any event occurred, which, with the passage of time or the giving of notice, or both, would constitute a breach of default by Landlord; (b) Landlord has fully performed all of Landlord’s construction obligations (if any) and paid any tenant improvement allowance (if any) owing to Tenant; (c) Tenant has accepted possession of the Original Premises; (d) Tenant does not have any defenses or offsets to payment of rent and performance of its obligations under the Lease as and when same becomes due; (e) no actions, whether voluntary of otherwise, are pending against Tenant under the bankruptcy laws of the United States or any state thereof; (f) Tenant has not assigned the Lease or subleased any portion of the Original Premises; and (g) the Lease, as amended by this Amendment, constitutes the complete agreement of Landlord and Tenant with respect to the Original Premises, Fifth Floor Combined Southwest Premises and Expansion Space, and there are no other amendments, oral or written, to the Lease.

13. Modifications to the Lease. Section 1.1 (3) (c) is modified to add to the notice to Tenant to be to the attention of Chief Legal Advisor. Article 21 of the Lease is stricken and of no further effect.

14. Miscellaneous.

(a) This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements, Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

(b) Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

(c) In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

(d) Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

(e) The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

(f) Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than James Bennett of Kidder Matthews (“Tenant’s Broker”), Landlord shall pay a fee to Tenant’s Broker (“Tenant’s Broker’s Commission”) pursuant to the terms of a separate agreement. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers, including Tenant’s Broker (other than with regard to payment of Tenant’s Broker’s Commission), claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

(g) This Amendment may be executed in counterparts each of which counterparts when taken together shall constitute one and the same agreement. Any facsimile, PDF or other electronic signature shall constitute a valid and binding method for executing this Amendment. Executed counterparts of this Amendment exchanged by facsimile transmission, PDF email, or other electronic means shall be fully enforceable.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

TENANT:		LANDLORD:

KYVERNA THERAPEUTICS, INC., a Delaware corporation		EMERY STATION OFFICE II, LLC, a California limited liability company

By:	/s/ Dominic Borie	By:	Emery Station Associates II, LLC,
Name: Its:	Dominic Borie CEO		a California limited liability company, its Managing Member

			By:	Wareham-NZL, LLC,
a California limited liability company, its Managing Member

By:				By:	/s/ Richard K. Robbins
Name:					Richard K. Robbins
Its:					Its Manager

EXHIBIT A

Suite 560 Lab and Suite 560 Equipment Rooms

EXHIBIT B

Expansion Space

B-1

EXHIBIT C

EXPANSION EFFECTIVE DATE LETTER

Date:

Tenant:
Address:

Re:

Expansion Effective Date Letter with respect to that certain ________ Amendment dated as of _________, 20___ (the “Amendment”), by and between ___________________________, a ________________, as Landlord, and _____________, a ___________, as Tenant, for_______ (____) square feet of Rentable Area described as Suite(s) ___ on the _____ (___) Floor of the Building located at _____________ in the City of ______________, California,

Dear _________________:

Capitalized terms used in this Expansion Effective Date Letter and not otherwise defined herein shall have the meanings given such terms in the Amendment. In accordance with the terms and conditions of the Amendment, Tenant accepts possession of Suite(s) ___ and acknowledges that the Expansion Effective Date for Suite(s) ___ under the Amendment is _________, 20__.

Please acknowledge the foregoing and your acceptance of possession of Suite(s) ___ by signing ail three (3) counterparts of this Expansion Effective Date Letter in the space provided and returning two (2) fully executed counterparts to my attention, Tenant’s failure to execute and return this Expansion Effective Date Letter, or to provide written objection to the statements contained in this Expansion Effective Date Letter, within thirty (30) days after the date this Expansion Effective Date Letter is delivered shall be deemed an approval by Tenant of the statements contained herein.

Sincerely,

Authorized Signatory
Acknowledged and Accepted:

Tenant:

By:
Name:
Title:
Date:

C-1